Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Additional Information.”

General

Our charter provides that we may issue up to 750,000,000 shares of common stock, $0.01 par value per share, and 250,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Any additional common stock we issue will also be fully paid and nonassessable.  Our common stock is not convertible or subject to redemption.

Holders of our common stock:

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are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of preferred stock then outstanding;

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in the event of any voluntary or involuntary liquidation or dissolution of our company, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities; and

•

do not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effectuate a transfer. V Stock Transfer, LLC acts as our registrar and as the transfer agent for our shares. Transfers can be effectuated simply by mailing to V Stock Transfer, LLC a transfer and assignment form, which will be provided to you at no charge upon written request.

Stockholder Voting

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, each share of common stock will have one vote per share on all matters voted on by stockholders, including election of directors. Because our stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors.

Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote in these situations. Our charter further provides that any or all of our directors may be removed from office for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Maryland law and our bylaws, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company, unless the action is advised, and submitted to the stockholders for approval, by our board of directors, in which case such action may be approved by the consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.

Series A Preferred Stock

Rank. The Series A Preferred Stock, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the corporation, ranks:

(a)	Senior to all classes or series of common stock and to all other equity securities issued by our company expressly designated as ranking junior to the Series A Preferred Stock;
(b)	On parity with any future class or series of our company’s capital stock expressly designated as ranking on parity with the Series A Preferred Stock;
(c)	Junior to any class or series of our company’s capital stock expressly designed as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of our company; and
(d)	Effectively junior to all of our company’s existing and future indebtedness.

Distributions. Subject to the preferential rights of holders of any class or series of capital stock of our company expressly designed as ranking senior to the Series A Preferred Stock as to distribution rights, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the board and declared by our company, out of assets legally available for the payment of distributions, cumulative cash distributions at the rate of 8.0% per annum of the $25.00 liquidation preference per share of Series A Preferred Stock (equivalent to $2.00 per year). Distributions shall accrue and be cumulative from (but excluding) the original date of issuance of any shares of Series A Preferred Stock and shall be payable quarterly in equal amounts in arrears on or about the 25th day of each January, April, July and October of each year, beginning on April 25, 2020; provided, however, if any distribution payment date is not a business day, then the distribution which would payable on such distribution payment date may be paid on the next succeeding business day, and no interest or additional distributions or other sums shall accrue on the amount so payable from such distribution payment date to such next succeeding business day; provided, further, that no holder of any shares of Series A Preferred Stock shall be entitled to receive any distributions paid or payable on the Series A Preferred Stock with a distribution payment date before the date such shares of Series A Preferred Stock are issued.

The amount of any distribution payable on the Series A Preferred Stock for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the stock records of our company at the close of business on the applicable record date, which shall be such date designated by the board for the payment of distributions that is not more than 90 nor less than 10 days prior to such distribution.

Our company’s board of directors will not authorize, pay or set apart for payment by our company any dividend on the Series A Preferred Stock at any time that:

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the terms and provision of any of our company’s agreements, including any agreement relating to our company’s indebtedness, prohibits such authorization, payment, setting apart for payment or such authorization, payment or setting apart for payment would constitute a breach of, or a default thereunder; or

•	the law restricts or prohibits the authorization or payment.

Notwithstanding the foregoing, distributions on the Series A Preferred Stock accumulate whether or not:

•	the terms and provisions of any of our company’s agreements relating to our company’s indebtedness prohibits such authorization, payment or setting apart for payment;

•	our company has earnings;

•	there are funds legally available for distributions; and
•	the dividends are authorized or declared.

Our company will not pay or declare and set apart for payment any distributions, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, shares of parity stock or junior stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, junior stock) for any period, nor shall shares of parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of common stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of our company or any subsidiary thereof, or a redemption, purchase or acquisition of parity stock or junior stock as permitted under Article VI of the charter), nor shall any assets be paid or made available for a sinking fund for the redemption of any such shares by our company, directly or indirectly (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, junior stock, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock and all holders of shares of parity stock), unless full cumulative distributions on the Series A Preferred Stock for all past distribution periods shall have been or contemporaneously are declared and sum sufficient for the payment thereof is set apart for such payment.

When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and any shares of parity stock, all distributions declared on the Series A Preferred Stock and any other shares of parity stock shall be declared pro rata so that the amount of distributions declared per share of Series A Preferred Stock and per share of parity stock shall in all cases bear to each other the same ratio that accrued distributions per share of Series A Preferred Stock and per share of parity stock (which shall not include any accrual in respect of unpaid distributions on any shares of parity stock for prior distribution periods if such parity stock does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Stock which may be in arrears.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company’s affairs, before any distribution or payment may be made to holders of shares of any junior stock, the holders of shares of Series A Preferred Stock are entitled to be paid, or have our company declare and set apart for payment, out of the assets of our company legally available for distribution to its stockholders, after payment or provision for payment of all debts and other liabilities of our company, a liquidation preference in cash or property at fair market value, as determined by the Board, of $25.00 per share, plus an amount equal to any accrued and unpaid distributions(whether or not declared) to, but not including, the date of payment or the date the amount for payment is set apart.

If, upon the voluntary or involuntary liquidation, dissolution or winding up of our company, our company’s available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of parity stock, then the holders of the Series A Preferred Stock and such other shares of parity stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock will be entitled to written notice of any liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our company’s remaining assets.

The consolidation or merger of our company with or into another entity, the merger of another entity with or into our company, a statutory share exchange by our company or the sale, lease, transfer or conveyance of all or substantially all the assets of the business of our company will not be considered a liquidation, dissolution or winding up of our company.

Redemption

Term Redemption. Our company will redeem, out of the funds legal available, all shares of Series A Preferred Stock on February 19, 2025 at a price per share equal to the liquidation preference per share of Series A Preferred Stock plus an amount equal to all unpaid dividends on such share of Series A Preferred Stock accumulated to, but excluding, the term redemption date (whether or not earned or declared by our company but excluding interest).

Optional Redemption. The Series A Preferred Stock was not redeemable prior to February 19, 2022. However, in order to ensure that our company will continue to meet the requirements for qualification as a REIT, the Series A Preferred Stock will be subject to the transfer and ownership restrictions in our charter, including the provisions whereby shares of stock of our company owned by a stockholder in excess of the aggregate stock ownership limit will be transferred in trust pursuant to Article VI of our charter. On any business day beginning on February 19, 2022, our company may redeem in whole or from time to time in part, out of funds legally available therefor, the Series A Preferred Stock, at a redemption price per share of Series A Preferred Stock equal to (x) the liquidation preference per share of Series A Preferred Stock plus (y) an amount equal to all unpaid dividends on such share of Series A Preferred Stock accumulated to (but excluding) the optional redemption date (whether or not earned or declared by our company, but excluding interest).

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the shares of Series A Preferred Stock to be redeemed shall be selected either;

(a)	pro rata;
(b)	by lot; or
(c)	in such other manner as the Board may determine to be fair and equitable.

Subject to the provisions hereof and applicable law, the board will have the full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock will be redeemed.

Change in Control. A change of control triggering event means the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the company’s assets and the assets of our company’s subsidiaries, taken as a whole, to any person, other than our company or one of our company’s subsidiaries;
(b)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our company’s outstanding voting stock or other voting stock into which our company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;
(c)	our company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, our company, in any such event pursuant to a transaction in which any of our company’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(d)	the first day on which a majority of the members of the board are not continuing directors, meaning they were not members of the board on the date the Series A Preferred Stock was issued or were not nominated for election, elected or appointed to the board with the approval of a majority of those directors; or
(e)	the adoption of a plan relating to our company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control triggering event if

(a)	our company becomes a direct or indirect wholly-owned subsidiary of a holding company; and
(b)	(i) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our company’s voting stock immediately prior to that transaction or (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

If a change of control triggering event occurs with respect to the Series A Preferred Stock, unless our company has exercised the option to redeem such Series A Preferred Stock, holders of the Series A Preferred Stock may require our company to redeem the Series A Preferred Stock at a price equal to the liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment (whether or not earned or declared by our company, but excluding interest).

Within 30 days following any change of control triggering event or prior to any change of control triggering event, but after public announcement of the transaction that constitutes or may constitute the change of control triggering event, a notice will be mailed to holders of the Series A Preferred Stock, describing the transaction that constitutes or may constitute the change of control triggering event and offering to redeem such Series A Preferred Stock on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the change of control triggering event, state that the change of control redemption is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Our company will not be required to make a change of control redemption upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by our company and the third party purchases all Series A Preferred Stock properly tendered and not withdrawn under its offer.

Our company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Series A Preferred Stock as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control redemption provisions of the Series A Preferred Stock, our company will comply with those securities laws and regulations and will not be deemed to have breached our company’s obligations under the change of control redemption provisions of the Series A Preferred Stock by virtue of any such conflict.

Procedures for Redemption. If our company determines or is required to redeem, in whole or in part, shares of Series A Preferred Stock, our company will deliver a notice of redemption, by overnight delivery, by first class mail, postage prepaid or by electronic means to holders thereof, or request the redemption and paying agent, on behalf of our company, to promptly do so by overnight delivery, by first class mail, postage prepaid or by electronic means. A notice of redemption shall be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such notice of redemption.

Each such notice of redemption shall state:

(a)	the redemption date;
(b)	the number of shares of Series A Preferred Stock to be redeemed;
(c)	the CUSIP number for the Series A Preferred Stock;
(d)	the applicable redemption price on a per share basis;

(e)	if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the board requires and the notice of redemption states) are to be surrendered for payment of the redemption price;
(f)	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate after such redemption date; and
(g)	the provisions hereof under which such redemption is made.

If fewer than all shares of Series A Preferred Stock held by any holder are to be redeemed, the notice of redemption delivered to such holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such holder or the method of determining such number. Our company may provide in any notice of redemption relating to a redemption contemplated to be effected pursuant hereto that such redemption is subject to one or more conditions precedent and that our company shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such notice of redemption. No defect in the notice of redemption or delivery thereof shall affect the validity of redemption proceeding, except as required by applicable law.

If our company gives a notice of redemption, then at any time from and after the giving of such notice of redemption and prior to 12:00 noon, New York City time, on the redemption date (so long as any conditions precedent to such redemption have been met or waived by our company), our company shall (i) deposit with the redemption and paying agent deposit securities having an aggregate market value on the date thereof no less than the redemption price of the shares of Series A Preferred Stock to be redeemed on the redemption date and (ii) give the redemption and paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders of the shares of Series A Preferred Stock called for redemption on the redemption date. Our company may direct the redemption and paying agent with respect to the investment of any deposit securities consisting of cash so deposited prior to the redemption date, provided that the proceeds shall be available at the opening of business on the redemption date as same day funds.

Upon the date of the deposit of such deposit securities, all rights of the holders of the shares of Series A Preferred

Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the redemption price thereof and such shares of Series A Preferred Stock shall no longer be deemed outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable redemption date and (B) the accumulation of dividends thereon in accordance with the terms hereof up to (but excluding) the applicable redemption date, which accumulated dividends, unless previously or contemporaneously declared and paid, shall be payable only as part of the applicable redemption price on the redemption date). Our company shall be entitled to receive, promptly after the redemption date, any deposit securities in excess of the aggregate redemption price of the shares of Series A Preferred Stock called for redemption on the redemption date. Any deposit securities so deposited that are unclaimed at the end of 90 calendar days from the redemption date shall, to the extent permitted by law, be repaid to our company, after which the holders of the shares of Series A Preferred Stock so called for redemption shall look only to our company for payment of the redemption price thereof. Our company will be entitled to receive, from time to time after the redemption date, any interest on the deposit securities so deposited.

On or after the redemption date, each holder of shares of Series A Preferred Stock in certificated form (if any) that are subject to redemption shall surrender the certificate(s) representing such shares of Series A Preferred Stock to our company at the placed designated in the notice of redemption and shall then be entitled to receive the redemption price for such shares of Series A Preferred Stock, without interest, and in the case of a redemption of fewer than all the shares of Series A Preferred Stock represented by such certificate(s), a new certificate representing the shares of a Series A Preferred Stock that were not redeemed.

Except as otherwise required by law, our company shall not redeem any shares of Series A Preferred Stock or purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock (except by exchange for other stock of our company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) unless all accumulated and unpaid dividends on all outstanding shares of Series A Preferred Stock and the shares of any class or series of parity preferred stock for all applicable past dividend periods (whether or not earned or declared by our company) (i) shall have been or are contemporaneously paid or (ii) shall have been or are contemporaneously declared and deposit securities or sufficient funds (in accordance with the terms of such parity preferred stock) for the payment of such dividends shall have been or are contemporaneously deposited with the redemption and paying agent or other applicable paying agent for such parity preferred stock in accordance with the terms of such parity preferred stock, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of Series A Preferred Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other class or series of Parity Preferred Stock for which all accumulated and unpaid dividends have not been paid. So long as no dividends on the Series A Preferred Stock are in arrears, our company shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the board and effected in compliance with applicable laws.

To the extent that any redemption for which notice of redemption has been provided is not made by reason of the absence of legally available funds, such redemption shall be made as soon as practicable to the extent such funds become available. No redemption default shall be deemed to have occurred if our company shall fail to deposit in trust with the redemption and paying agent the redemption price with respect to any shares where (1) the notice of redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such notice of redemption. Notwithstanding the fact that a notice of redemption has been provided with respect to any shares of Series A Preferred Stock, dividends may be declared and paid on such shares of Series A Preferred Stock in accordance with their terms if deposit securities for the payment of the redemption price of such shares of Series A Preferred Stock shall not have been deposited in trust with the redemption and paying agent for that purpose.

If a redemption date falls after a distribution record date and on or prior to the corresponding dividend payment date, each holder of shares of Series A Preferred Stock on such distribution record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares on or prior to such dividend payment date, and each holder of shares of Series A Preferred Stock that are redeemed on such redemption date shall be entitled to the dividends, if any, accruing after the end of the month to which such dividend payment date relates up to, but excluding, the redemption date.

Redemption and Paying Agent as Trustee of Redemption Payments by Corporation. All deposit securities transferred to the redemption and paying agent for payment of the redemption price of shares of Series A Preferred Stock called for redemption shall be held in trust by the redemption and paying agent for the benefit of holders of shares of Series A Preferred Stock so to be redeemed until paid to such holders in accordance with the terms hereof to our company.

Compliance with Applicable Law. In effecting any redemption, our company shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under any applicable Maryland law, but shall effect no redemption except in accordance with any applicable Maryland law.

Modification of Redemption Procedures. Our company may, in its sole discretion and without a stockholder vote, modify the procedures set forth above with respect to notification of redemption for the Series A Preferred Stock; provided that such modification does not materially and adversely affect the holders of the shares of Series A Preferred Stock or cause our company to violate any applicable law, rule or regulation; and provided, further, that no such modification shall in any way alter the rights or obligations of the redemption and paying agent without its prior consent.

Voting Rights.

Whenever distributions on the Series A Preferred Stock shall be in arrears for six consecutive quarterly periods, the number of directors then constituting the board shall be increased by two (if not already increased by reason of a similar arrearage with respect to any voting parity stock) and the holders of Series A Preferred Stock (voting together as a single class together with the holders of any other class or series of shares of parity stock upon which like voting rights have been conferred and are exercisable) shall be entitled to vote for the election of a total of two additional directors of our company at a special meeting of stockholders called by the holders of at least 33% of the outstanding shares of Series A Preferred Stock (or the holders of at least 33% of the outstanding shares of voting parity stock) if such request is received 90 or more days before the date fixed for the next annual meeting of stockholders, or, if the request is received less than 90 days before the next annual meeting of stockholders, at the next annual meeting of stockholders, or at our company’s sole discretion, a separate special meeting of stockholders to be held no later than90 days after our company’s receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all accumulated distributions on the shares of Series A Preferred Stock for the past distribution periods and the then-current distribution period shall have been fully paid. The Preferred Stock Directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock and the outstanding shares of voting parity stock when they have voting rights (voting together as a single class) in the election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

If and when all accrued distributions for past distribution periods and the distribution for the then-current distribution period on the Series A Preferred Stock shall have been paid in full, the holders of Series A Preferred Stock shall immediately be divested of the voting rights (subject to revesting in the event of each and every preferred distribution default) and, if all accumulated distributions for past distribution periods and the distribution for the then-current distribution period have been paid in full on all outstanding shares of voting parity stock, the term of office of each preferred stock director so elected shall immediately terminate and the number of directors shall be reduced accordingly. Any preferred stock director may be removed at any time, but only for cause, by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding shares of Series A Preferred Stock when they have the voting rights and the holders of any outstanding shares of voting parity stock (voting together as a single class). So long as a preferred distribution default shall continue, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series A Preferred Stock when they have the voting rights and the holders of any outstanding shares of voting parity stock (voting together as a single class). The preferred stock directors shall each be entitled to one vote per director on any matter.

So long as any shares of Series A Preferred Stock remain outstanding, our company shall not: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock of our company expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of our company, or reclassify any authorized shares of capital stock of our company into any such senior shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and the holders of any outstanding shares of voting parity stock (voting together as a single class); or (ii) amend, alter or repeal the provisions of our charter and articles supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the Series A Preferred Stock or the holders thereof, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class); provided, however, that with respect to the occurrence of any event, so long as shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series A Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock or the holders thereof; and provided further that any increase in the amount of the authorized shares of Series A Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other classes or series of parity stock or junior stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers or the holders thereof.

In any matter in which the holders of Series A Preferred Stock are entitled to vote separately as a single class, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder. If the holders of shares of Series A Preferred Stock and the holders of outstanding shares of voting parity stock are entitled to vote together as a single class on any matter, such holders shall each have one vote for each $25.00 of liquidation preference.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient assets shall have been deposited in trust to effect such redemption.

Information Rights. During any period in which our company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, our company will (i)

transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock, as their names and addresses appear in our company’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that our company would have been required to file with the Securities and Exchange Commission, pursuant to Section 13 or Section 15(d) of the Exchange Act if our company were subject thereto (other than any exhibits that would have been required); and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. Our company will mail (or otherwise provide) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which our company would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Conversion. Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of our company.

Issuance of Additional Securities and Debt Instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:

•	the total value of the outstanding shares of our capital stock; or

•	the total value or number (whichever is more restrictive) of outstanding shares of our common stock.

This limitation regarding the ownership of our shares is the “9.8% Ownership Limitation.” Further, our charter provides for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. This exception is the “Excepted Holder Ownership Limitation.” Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in preserving our status as a REIT, among other purposes, our charter also contains limitations on the ownership and transfer of shares of common stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our company being “closely held” under the federal income tax laws; and

•

cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trust will vote all shares-in-trust and, subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows. The prohibited owner generally will receive from the trust the lesser of:

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the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or

•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by an amount equal to the dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or

•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by an amount equal to the dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. However, the ownership limit will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

Our board of directors has exempted Alfred Lee Finley from the 9.8% ownership limit. In connection with that exemption, our board of directors set the Alfred Lee Finley’s ownership limit at 15.05% of our issued and outstanding common stock.

Distributions

Some or all of our distributions may be paid from sources other than cash flow from operations, such as from cash advances to us by our Manager, the sale of our assets, cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fully fund the payment of distributions therefrom. Generally, our policy is to pay distributions from cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may fund such distributions from third party borrowings, offering proceeds, sale proceeds, advances from our Manager or sponsors or from our Manager’s deferral of its base management fee. To the extent that we make payments or reimburse certain expenses to our Manager pursuant to the Management Agreement, our cash flow and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, will be negatively impacted. In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties will not immediately generate operating cash flow, although we intend to structure many of these investments to provide for income to us during the development stage. Our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, distributed income will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition. Our board of directors’ discretion will be directed, in substantial part, by its intention to cause us to continue to qualify as a REIT.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.

Under Maryland law, we may issue our own securities as stock dividends in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

Stock Exchange Listing

Our common stock and Series A Preferred Stock are currently listed on the Nasdaq Capital Market under the symbols “MDRR” and “MDRRP,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is V Stock Transfer LLC. Their office is located at 18 Lafayette Place, Woodmere, New York 11598. Their telephone number is (212) 828-8436.